                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]     Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[x]     Definitive Proxy Statement
[ ]     Definitive Additional Materials
[ ]     Soliciting Material Pursuant to ` 240.14a-11(c) or ` 240.14a-12

                         Superior Energy Services, Inc.
   --------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

   --------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]     No Fee Required
[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

        1)  Title of each class of securities to which transaction applies:

            -----------------------------------------------------------------
        2)  Aggregate number of securities to which transaction applies:

            -----------------------------------------------------------------
        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

            -----------------------------------------------------------------
        4)  Proposed maximum aggregate value of transaction:

            -----------------------------------------------------------------
        5)  Total Fee Paid:

            -----------------------------------------------------------------
[ ]     Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1)  Amount Previously Paid:

            ---------------------------
        2)  Form, Schedule or Registration Statement No.:

            ---------------------------
        3)  Filing Party:

            ---------------------------
        4)  Date Filed:

            ---------------------------

                         SUPERIOR ENERGY SERVICES, INC.

                                1105 PETERS ROAD
                             HARVEY, LOUISIANA 70058

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the holders of common stock of Superior Energy Services, Inc.:

         The annual meeting (the "Meeting") of stockholders of Superior Energy Services, Inc. (the "Company") will be held at 201 St. Charles Avenue, 52nd Floor, New Orleans, Louisiana 70170, on Monday, May 14, 2001, at 12:00 p.m., New Orleans time, to consider and vote on:

         1.   The election of directors; and

         2. Such other business as may properly come before the meeting or any adjournment thereof.

         Only holders of record of the Company's common stock at the close of business on March 30, 2001 are entitled to notice of and to vote at the annual meeting.

         Even if you now expect to attend the Meeting, you are requested to mark, sign, date, and return the accompanying proxy in the enclosed addressed, postage-paid envelope. If you attend the Meeting, you may vote in person, whether or not you have sent in your proxy. A proxy may be revoked at any time prior to the voting thereof.


                                  By Order of the Board of Directors


                                         /s/ CAROLYN PLAISANCE
                                           Carolyn Plaisance
                                               Secretary

Harvey, Louisiana
April 10, 2001

                         SUPERIOR ENERGY SERVICES, INC.
                                1105 Peters Road
                             Harvey, Louisiana 70058

                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS

                                 April 10, 2001

         This Proxy Statement is furnished to the stockholders of Superior Energy Services, Inc. (the "Company") in connection with the solicitation on behalf of the Board of Directors (the "Board") of proxies for use at the annual meeting of stockholders to be held on May 14, 2001, at the time and place set forth in the accompanying notice and any adjournment thereof (the "Meeting").

         Only stockholders of record as of the close of business on March 30, 2001 are entitled to notice of and to vote at the Meeting. On that date, 68,104,004 shares of common stock, $0.001 par value per share (the "Common Stock"), were outstanding, each of which is entitled to one vote.

         A stockholder may revoke the enclosed proxy at any time prior to its exercise by filing with the Secretary of the Company a written revocation or duly executed proxy bearing a later date. A stockholder who votes in person at the Meeting in a manner inconsistent with a proxy previously filed on the stockholder's behalf will be deemed to have revoked such proxy as it relates to the matter voted upon in person. Attendance at the Meeting will not in and of itself constitute a revocation of a proxy. Unless otherwise marked, properly executed proxies in the form of the accompanying proxy card will be voted for the election of the nominees to the Board listed below and for the approval of the proposal outlined herein.

         This Proxy Statement is first being mailed to stockholders on or about April 10, 2001 and the cost of soliciting proxies in the enclosed form will be borne by the Company. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegraph. Banks, brokerage houses and other nominees or fiduciaries will be requested to forward the soliciting material to their principals and to obtain authorization for the execution of proxies, and the Company will, upon request, reimburse them for their expenses in so acting.

                              ELECTION OF DIRECTORS

VOTING PROCEDURE

         The Company's Bylaws authorize the Board to fix the number of directors. Pursuant thereto, the Board has fixed the number of directors to be elected at the Meeting at six, and proxies cannot be voted for a greater number of persons. Unless authority is withheld, the persons named in the enclosed proxy will vote the shares represented by the proxies received by them for the election of the six nominees named below to serve until the next annual meeting and until their successors are duly elected and qualified.

         Unless authority to vote for the election of directors is withheld, the proxies solicited hereby will be voted FOR the election of each individual named below as a director or nominee. If any nominee should decline or be unable to serve for any reason, votes will instead be cast for a substitute nominee designated by the Board. The Board has no reason to believe that any nominee will decline to be a candidate or, if elected, will be unable or unwilling to serve. Under the Company's Bylaws, directors are elected by a plurality vote.

INFORMATION ABOUT DIRECTORS

         The following sets forth certain information, as of March 31, 2001, about the directors of the Company. Each incumbent director listed below has been nominated for re-election.
         Richard A. Bachmann, age 56, has served as a Director of the Company since July 1999. He has been Chairman, President and Chief Executive Officer of Energy Partners, Ltd., an independent oil and gas exploration company, since its formation in March 1997. From 1995 to January 1997, he served as director, president and chief operating officer of The

Louisiana Land and Exploration Company ("LL&E"), an independent oil and gas exploration company. From 1982 to 1995, Mr. Bachmann held various positions with LL&E, including director, executive vice president, chief financial officer and senior vice president of finance and administration. From 1978 to 1981, Mr. Bachmann was treasurer of Itel Corporation. Prior to 1978, Mr. Bachmann served with Exxon International, Esso Central America, Esso InterAmerica and Standard Oil of New Jersey. Mr. Bachmann is also a director of Penn Virginia Corporation, a developer of national gas deposits and mineral leases.

         Ben A. Guill, age 50, has served as a Director of the Company since July 1999 and is President of First Reserve Corporation ("First Reserve"), a corporate manager of private investments focusing on the energy and energy-related sectors, which he joined in September 1998. Prior to joining First Reserve, Mr. Guill spent eighteen years with Simmons & Company International, an investment banking firm, where he served as Managing Director and Co-Head of Investment Banking. Mr. Guill also serves as a director of Destiny Resource Services Corp., National-Oilwell, Inc. ("National-Oilwell"), TransMontaigne, Inc., and Chicago Bridge and Iron Company N.V.

         Terence E. Hall, age 55, has served as the Chairman of the Board, Chief Executive Officer, President and a Director of the Company since December 1995. Since 1989, he has also served as President and Chief Executive Officer of Superior Energy Services, L.L.C., and Connection Technology, L.L.C., and their predecessors, both of which are wholly-owned subsidiaries of the Company.

         William E. Macaulay, age 55, has served as a Director of the Company since July 1999 and is the Chairman and Chief Executive Officer of First Reserve, which he joined in 1983. Mr. Macaulay also serves as a director of Weatherford International, Inc., Maverick Tube Corporation, National-Oilwell, Pride International Inc., TransMontaigne Inc., Grant Prideco, Inc., and Chicago Bridge and Iron Company N.V.

         Robert E. Rose, age 62, has served as a Director of the Company since July 1999. He has been a Director, President and Chief Executive Officer of Global Marine Inc. ("Global Marine") since May 1998 and Chairman of its Board since May 1999. Mr. Rose began his professional career with Global Marine in 1964. He left Global Marine in 1976 and has held several executive positions with other offshore drilling companies, including more than a decade as President and Chief Executive Officer of Diamond Offshore Drilling, Inc. ("Diamond") and its predecessor, Diamond M Company. He resigned from Diamond in April 1998 and served as President and Chief Executive Officer of Cardinal Holding Corp. ("Cardinal"), an oilfield services company, from April 1998 to May 1998. In July 1999, Cardinal became a wholly-owned subsidiary of the Company.

         Justin L. Sullivan, age 61, has served as a Director of the Company since December 1995. Mr. Sullivan has been a private investor and has served as a business consultant since May 1993. Prior to May 1993, he held senior management positions with various companies in the forest products industry. Mr. Sullivan also has been an accounting faculty member of the University of New Orleans and Tulane University.

BOARD COMMITTEES

         The Board has an Audit and Compensation Committee, but does not have a nominating committee. The current members of the Audit Committee are Messrs. Sullivan, Bachmann and Guill. The Audit Committee, which met four times during 2000, is responsible for (i) making recommendations to the Board concerning the engagement of the Company's independent public accountants, (ii) consulting with the independent public accountants with regard to the plan of audit, (iii) consulting with the Company's chief financial officer on any matter the Audit Committee or the chief financial officer deems appropriate in connection with carrying out the audit, (iv) reviewing the results of audits of the Company by its independent public accountants, (v) reviewing all related party transactions and all other potential conflict of interest situations, (vi) discussing audit recommendations with management and reporting the results of its reviews to the Board and (vii) performing such other functions as may be prescribed by the Board.

         The current members of the Compensation Committee are Messrs. Guill and Rose. The Compensation Committee met two times during 2000. The Compensation Committee is responsible for administering the Company's two stock incentive plans and performing such other functions as may be prescribed by the Board.

         In 2000, the current Board held six meetings. Each director attended 75% or more of the meetings of the board of directors and committees of which he was a member that were held during the period in which he served.

DIRECTOR COMPENSATION

         Each director who is not a full-time employee of the Company is paid a director's fee of $15,000 annually, plus $1,000 for each Board and committee meeting attended. Directors are also reimbursed for reasonable expenses incurred in attending Board and committee meetings. Under the Company's 1999 Stock Incentive Plan (the "Plan"), directors who are not also full-time employees of the Company receive options to acquire 20,000 shares of the Company's Common Stock on the date such person first becomes a member of the Board and an option to acquire 5,000 shares of the Company's Common Stock on the day following each annual meeting of stockholders, if shares of the Company's Common Stock remain available for grant under the Plan.

                             PRINCIPAL STOCKHOLDERS

         The following table indicates the beneficial ownership, as of March 28, 2001, of the Company's Common Stock by (i) each director and director nominee,
(ii) each Named Officer disclosed under the "Summary Compensation Table," (iii) each person known by the Company to own more than 5% of the outstanding shares of the Company's Common Stock, and (iv) all directors and executive officers of the Company as a group, all as determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. Except as otherwise indicated below, all shares indicated as beneficially owned are held with sole voting and investment power.


                                                                                      Amount and
                                                                                       Nature of            Percent
                 Name and Address of Beneficial Ownership                        Beneficial Ownership       of Class
                 ----------------------------------------                        --------------------       --------
First Reserve Fund VII, Limited Partnership(1)........................                  10,769,777            15.8%
   475 Steamboat Road, 2nd Floor
   Greenwich, Connecticut 06830
First Reserve Fund VIII, L.P.(1)......................................                   7,179,850            10.5%
   475 Steamboat Road, 2nd Floor
   Greenwich, Connecticut 06830
Kotts Capital Holdings, Limited Partnership...........................                   7,696,095            11.3%
   5 Post Oak Avenue, Suite 2250
   Houston, TX 77027
Franklin Resources, Inc...............................................                   4,486,834             6.6%
   777 Mariners Island Boulevard
   San Mateo, CA 94404
Dresdner RCM Global Investors LLC (2).................................                   4,035,200             5.9%
   Four Embarcadero Center
   San Francisco, California  94111
Terence E. Hall.......................................................                   1,129,193(3)          1.7%
Justin L. Sullivan....................................................                      35,000(3)           *
William E. Macaulay...................................................                  17,974,627(3)(4)      26.4%
Ben A. Guill..........................................................                  17,974,627(3)(4)      26.4%
Robert E. Rose........................................................                      26,200(3)           *
Richard A. Bachmann...................................................                      26,694(3)           *
Kenneth Blanchard.....................................................                     647,476(3)(5)         1%
Robert S. Taylor......................................................                     355,000(3)           *
James A. Holleman.....................................................                     273,500(3)           *


                                                                                      Amount and
                                                                                       Nature of            Percent
                 Name and Address of Beneficial Ownership                        Beneficial Ownership       of Class
                 ----------------------------------------                        --------------------       --------
All directors and executive officers
    as a group (nine persons).........................................                  20,360,190(4)(6)      29.9%

------------------

*     Less than 1%.

(1) First Reserve is the indirect general partner of First Reserve Fund VII, Limited Partnership and First Reserve Fund VIII, L.P. (together, the "Funds") and is deemed to beneficially own the shares held by both of the Funds.

(2) Based on a Schedule 13G, dated February 7, 2001, filed with the Securities and Exchange Commission. In its Schedule 13G, Dresdner RCM Global Investors LLC ("Dresdner RCM") reported sole voting power with respect to 3,054,000 shares, and sole dispositive power with respect to 3,627,600 shares, as a result of acting as investment advisor to Dresdner RCM US Holdings LLC, a wholly-owned subsidiary of Dresdner Bank AG, an international banking organization headquartered in Germany.

(3) Includes the following number of shares subject to options that are exercisable by July 15, 2001: Mr. Hall, 565,950; Mr. Sullivan, 25,000; Mr. Macaulay, 25,000; Mr. Guill, 25,000; Mr. Rose, 25,000; Mr. Bachmann, 25,000; Mr. Blanchard, 557,500; Mr. Taylor, 350,000; and Mr. Holleman, 265,000.

(4) Includes 17,949,627 shares held by the Funds. Mr. Macaulay and Mr. Guill are executive officers of First Reserve, the indirect general partner of each of the Funds. Mr. Macaulay and Mr. Guill expressly disclaim beneficial ownership of such shares.

(5) Includes 37,704 shares held by Mr. Blanchard's children, of which Mr. Blanchard is deemed to be the beneficial owner.

(6) Includes 1,484,745 shares subject to options that are exercisable by July 15, 2001 held by directors and executive officers.


                               ------------------

                             EXECUTIVE COMPENSATION

SUMMARY OF EXECUTIVE COMPENSATION

         The following table shows, for the three fiscal years ended December 31, 2000, the compensation of the Company's chief executive officer and the Company's three other executive officers. The persons named in the table are referred to in this proxy statement as the "Named Officers."

                           SUMMARY COMPENSATION TABLE

                                                                                              Long-Term
                                                                                            Compensation
                                                                                               Awards
                                               Annual Compensation                           Securities
                                               -------------------       Other Annual        Underlying         All Other
  Name and Principal Position       Year       Salary        Bonus      Compensation(1)     Options/SARs     Compensation(2)
-------------------------------     ----       ------        -----      ---------------     -------------    ---------------
Terence E. Hall .............       2000     $ 376,024      $314,250         $ --              100,000           $ 6,176
         Chairman, Chief            1999       362,971       132,000           --              488,617             6,339
         Executive Officer          1998       346,570       302,202           --                   --             3,939


                                                                                              Long-Term
                                                                                            Compensation
                                                                                               Awards
                                               Annual Compensation                           Securities
                                               -------------------       Other Annual        Underlying         All Other
  Name and Principal Position       Year       Salary        Bonus      Compensation(1)     Options/SARs     Compensation(2)
-------------------------------     ----       ------        -----      ---------------     -------------    ---------------
Kenneth Blanchard ...........       2000    $ 153,820      $384,080(3)       $ --               50,000           $ 6,167
 Vice President                     1999      139,687       572,850(4)         --              372,000             6,339
                                    1998      139,753       133,970            --               75,000             3,939

Robert S. Taylor.............       2000    $ 140,096      $121,510          $ --                 --             $ 6,167
 Chief Financial Officer            1999      130,681        72,850            --              240,000             6,339
                                    1998      125,493        77,000            --               60,000             3,939

James A. Holleman(5).........       2000    $ 143,883     $  73,559          $ --                 --             $ 8,762
 Vice President                     1999       64,723        52,800            --              265,000             1,993

------------------

(1) Perquisites and other personal benefits paid in any of the years presented did not exceed the lesser of $50,000 or 10% of salary and bonus for that year.
(2) Comprised of the Company's matching contributions to the 401(k) plan and hospitalization and health insurance.
(3) Mr. Blanchard received a non-compete payment in the amount of $250,000 in July 2000.
(4) Includes a $500,000 bonus paid as a result of the executive's efforts resulting in the acquisition of Cardinal Holding Corp. in July 1999.
(5)   Mr. Holleman became an officer of the Company in July 1999.

EXECUTIVE EMPLOYMENT AGREEMENTS

          Mr. Hall's employment agreement with the Company was amended and restated in July 1999 to provide for an annual base salary of $375,000 and replace the previous bonus arrangement with Mr. Hall's participation in a new management incentive bonus plan administered by the Company's Compensation Committee. The amended agreement terminates on July 15, 2004 and is automatically renewed for an additional year on each anniversary date unless the Company or Mr. Hall gives at least 90 days written notice that the term will not be extended. The amended agreement contains non-competition and other provisions intended to protect the Company's interests in the event that Mr. Hall ceases to be employed by the Company.

          In July 1999, the Company entered into two-year employment agreements with Messrs. Blanchard, Taylor and Holleman that provide minimum annual base salaries of $135,000 for Messrs. Blanchard and Holleman, and a minimum annual base salary of $125,000 for Mr. Taylor. Each of these officers will also be eligible to earn an annual incentive bonus based upon the achievement of performance objectives, as determined by the Compensation Committee of the Company. The officers' employment agreements contain non-competition and other provisions intended to protect the Company's interests in the event that any officer ceases to be employed by the Company. In consideration of such non-competition provisions, Mr. Blanchard will receive payments totaling an aggregate of $500,000, payable in two equal installments on the first two anniversaries of the effective date of his employment agreement. Mr. Blanchard received the first installment of $250,000 in 2000.

          All of the Company's employment agreements with its officers provide for the termination of employment: (i) upon death; (ii) upon disability; or
(iii) by the Company for cause, which includes a willful and continued failure by the officer to substantially perform his duties, or if the officer willfully engages in misconduct that is materially injurious to the Company. Mr. Hall's agreement also provides for the termination by Mr. Hall for good reason, which includes a failure by the Company to comply with any material provision of the employment agreement.

          Upon termination of an officer's employment, the Company must pay to such officer all compensation owing through the date of termination. Upon termination of Mr. Hall due to his death or disability, in addition to all compensation owing through the date of termination, the Company would pay to Mr. Hall a benefit in an amount equal to one-year's base salary. If Mr. Hall's agreement is terminated by the Company other than for cause or by Mr. Hall for good reason, Mr. Hall would be entitled to an amount equal to the sum of his then base salary and the bonus paid or payable to Mr. Hall for the preceding fiscal year, multiplied by the greater of (a) two or (b) the number of years remaining in the term of Mr. Hall's employment under the agreement.

2000 STOCK OPTION AND STOCK APPRECIATION RIGHT GRANTS

          The following table contains information concerning the grants of options granted to the Named Officers during 2000. No stock appreciation rights were granted during 2000.

                                                   2000 STOCK OPTION GRANTS

                                                      Percent of                                  Potential Realizable Value
                                                         Total                                     at Assumed Annual Rates of
                                  No. of Shares         Options                                       Stock Appreciation
                                   Underlying         Granted to          Exercise                    for Option Term(2)
                                     Options           Employees           or Base   Expiration    --------------------------
            Name                     Granted           in 2000(1)          Price       Date            5%               10%
            ----                  -------------       -----------         --------   ----------       ---               ---
Terence E. Hall............          100,000             10.9%              $7.3125    2/25/10     $ 459,879       $ 1,165,424
Kenneth Blanchard..........           50,000              5.4%              10.5625    7/15/10       332,135           841,695
Robert S. Taylor...........             --                --                  --         --            --                --
James A. Holleman..........             --                --                  --         --            --                --

------------------

(1) Each respective percentage includes all options granted to that executive officer in 2000.
(2) Appreciation has been calculated over the term of the options, beginning with the exercise price of each respective option.

AGGREGATE OPTION EXERCISES DURING 2000 AND OPTION VALUES AT FISCAL YEAR END

         The following table contains information concerning the aggregate option exercises during 2000 and the value of outstanding options as of December 31, 2000.

                                           Shares                     Number of Securities                 Value of
                                          Acquired                   Underlying Unexercised        Unexercised In-the-Money
                                             on         Value        Options at Year End (#)      Options at Year End ($)(1)
                                        Exercise(#)    Realized     Exercisable/Unexercisable      Exercisable/Unexercisable
                                        -----------    --------     -------------------------      -------------------------
Terence E. Hall.....................         --           --           321,641/310,976               $1,939,033/1,683,945
Kenneth Blanchard...................         --           --           375,000/182,500                2,107,785/808,750
Robert S. Taylor....................         --           --           230,000/120,000                1,310,900/690,000
James A. Holleman...................         --           --           132,500/132,500                761,850/761,875

------------------

(1) Based on the difference between the closing sale price of the Company's Common Stock of $11.50 on December 31, 2000, as reported by the Nasdaq National Market and the exercise price of such options.

                               ------------------

AUDIT COMMITTEE REPORT

        The Audit Committee of the Board of Directors (the "Audit Committee") is comprised of three members of the

Company's Board, Messrs. Sullivan, Bachmann and Guill. The duties and responsibilities of the Audit Committee are set forth in the Audit Committee Charter, included as Appendix A to this proxy statement. Messrs. Sullivan and Bachmann are independent as defined by the National Association of Securities Dealers' listing standards that become applicable in June 2001. The Audit Committee will review its membership and make a recommendation to the Board regarding its membership to ensure that the composition of the Audit Committee meets these listing standards by June 2001.

         The audit committee has: (i) reviewed and discussed the Company's audited financial statements for the fiscal year ended December 31, 2000 with the Company's management; (ii) discussed with KPMG LLP, the Company's independent auditor, the matters required to be discussed by Statement on Auditing Standards No. 61; and (iii) received and discussed the written disclosures and the letter from the Company's independent auditors required by Independence Standards Board Statement No. 1 and has discussed with the auditors their independence from the Company. Based on such review and discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-k for the fiscal year ended December 31, 2000 for filing with the Securities and Exchange Commission.

                               The Audit Committee

Richard A. Bachmann                Ben A Guill                 Justin Sullivan

AUDIT FEES

         The aggregate fees billed by KPMG LLP for professional services rendered for the audit of the Company's annual financial statements for the year ended December 31, 2000 and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for that year were $180,000.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION

       KPMG LLP did not perform certain non-audit services for the Company as specified in Rule 2-01 of Regulation S-X for the year ended December 31, 2000.

ALL OTHER FEES

         The aggregate fees billed by KPMG LLP for services rendered to the Company, other than the service described above for the year ended December 31, 2000 were $328,552.

         The Audit Committee has considered whether the provision of the non-audit services referred to under "All Other Fees" by KPMG LLP is compatible with maintaining the principal accountant's independence.

COMPENSATION COMMITTEE'S REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee of the Board of Directors, which is currently comprised of two non-employee directors, Messrs. Rose and Guill, provides overall guidance to the Company's executive compensation programs, administers the Company's Management Incentive Plan (the "Incentive Plan") and administers the Company's two stock option plans.

         The Compensation Committee makes recommendations to the Board regarding the compensation of the Chief Executive Officer. The Chief Executive Officer does not participate in discussions about his compensation matters or in the making of recommendations by the Compensation Committee of his compensation. The Board must approve all compensation actions regarding the Chief Executive Officer. The Board approved all transactions which were recommended by the Compensation Committee related to the compensation of the Chief Executive Officer for the 2000 fiscal year.

         The Company's executive compensation policy seeks to ensure that the base and cash bonus compensation of the Company's executive officers and other key employees of the Company should be competitive with other similar size companies in the oilfield service industry while, within the Company, being fair and discriminating on the basis of individual performance. Annual awards of stock options are intended to retain executives and key employees and to motivate them to improve long-term stock market performance.

Base Salary

         In establishing base cash compensation for its executives, the Company targets the median cash compensation of its competitors for their executives having similar responsibilities. Base salaries have historically been set at or below the median, so that bonuses, which are primarily determined by individual performance, will constitute a larger portion of cash compensation. Executive base salaries are reviewed annually considering the Chief Executive Officer's recommendation for executives other than himself, each executive's performance, the competitiveness of the executive's base salary compared to the external market, the Company's financial results and overall industry conditions.

Cash Incentive Bonuses

         The Compensation Committee administers the Incentive Plan, which was adopted by the Company in 1999 in an effort to advance the interests of the Company by providing an annual cash incentive bonus to be paid to executive officers and other key employees based upon the Company's performance during each calendar year. The Compensation Committee establishes a formula to be used to determine the size of a bonus pool for each year based upon the Company's earnings before interest expense, taxes, depreciation and amortization ("EBITDA"). The Compensation Committee also determines the target bonus to be awarded to each executive officer that it has designated as a participant in the Incentive Plan at different levels of EBITDA and Chief Executive Officer determines the other amount to be distributed to each other participant. Target bonuses are determined considering the Chief Executive Officer's recommendation for executive officers other than himself. In its discretion, both the Compensation Committee and Chief Executive Officer may determine to award either more or less than the amount originally targeted at the beginning of the year for any employee.

Stock Options

         The Compensation Committee believes that stock options are critical in motivating and rewarding the creation of long-term stockholder value. The Compensation Committee has established a policy of awarding stock options each year based on competitive practices, the continuing financial progress of the Company and individual performance. All stock option awards are made with option exercise prices equal to the fair market value of the underlying stock at the time of grant. Holders of stock option awards benefit only when and to the extent that the stock price of the Company increases after the option grant. In 2000, the Compensation Committee approved annual stock option grants to executive officers and other key employees, as recommended by the Chief Executive Officer. Option awards were made to 137 employees and executives and covered approximately 917,500 shares of underlying common stock. The Compensation Committee considered the performance of each individual executive officer and key employee in allocating 2000 stock option grants.

Compensation of the Chief Executive Officer

         Components of the Chief Executive Officer's compensation for 2000 included base salary, participation in the Incentive Plan and the grant of stock options.


         Mr. Hall was paid a base salary of $375,000 in 2000. His base salary was established pursuant to his amended employment agreement by considering various factors, including his expertise and performance and the extent to which his total compensation package is at risk under the Company's Incentive Plan and stock option plans.

         In February, 2000, due to Mr. Hall's request that he not be awarded the cash amounts to which he was entitled under the Company's Incentive Plan, and in recognition of his leadership and performance in connection with the acquisition and integration of Cardinal Holding Corp. in 1999, the Compensation Committee granted Mr. Hall an additional 100,000 stock options, each with an exercise price of $7.31 per share

         The Compensation Committee feels that the total compensation package provided to Mr. Hall is fair and reasonable based on the competitive market in which the Company conducts its business and his overall contribution to the Company's success.

Policy Regarding Section 162(m) of the Internal Revenue Code

         For compensation in excess of $1 million, Section 162(m) of the Internal Revenue Code generally limits the ability of the Company to take a federal income tax deduction for compensation paid to the Chief Executive Officer and the four most highly compensated executive officers other than the Chief Executive Officer, except for qualified performance-based compensation. Stock options granted by the Company have been structured to qualify as performance-based and are thus not subject to this deduction limitation. While the Compensation Committee will seek to utilize deductible forms of compensation to the extent practicable, it does not believe that compensation decisions should be made solely to maintain the deductibility of compensation for federal income tax purposes. Although none of the executive officers of the Company reached the deduction limitation in 2000, the Compensation Committee plans to continue to evaluate the Company's salary, bonus and stock incentive programs to determine the advisability of future compliance with Section 162(m).

Compensation Committee Interlocks and Insider Participation

          No member of the Compensation Committee served as an officer or employee of the Company or any of its subsidiaries prior to or while serving on the Compensation Committee. In 2000, no executive officer of the Company served as a director or member of the compensation committee of another entity, any of whose executive officers served on the Board of Directors or on the Compensation Committee of the Company.

                           The Compensation Committee

                     Ben A. Guill              Robert E. Rose

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In July 1999, in connection with the acquisition of Cardinal Holding Corp. ("Cardinal"), the Company and the Funds entered into a stockholders' agreement that, among other things, provides for the number and selection of the members of the Company's Board and prevents the Funds from: (i) acquiring, other than shares received in the Cardinal acquisition, additional shares of the Company that would result in the Funds obtaining beneficial ownership of more than an additional 10% of the outstanding shares of any class of the Company;
(ii) disposing of any securities of the Company, except in limited circumstances primarily involving public sales; and (iii) facilitating a change of control of the Company.

         On July 15, 1999, in connection with the Cardinal acquisition, the Company entered into a registration rights agreement with the Funds. The Funds have the right to require the Company to file a registration statement under the Securities Act of 1933 to sell not less than 20% of the Common Stock owned by the Funds. The Company will not be obligated to make more than one such registration during any twelve month period, nor more than four such registrations during the term of the agreement. Under this agreement, the Funds also have the right to include their shares of the Common Stock in any other registration statement filed by the Company involving Common Stock.

         The Company provides field management services to Energy Partners, Ltd., of which Mr. Bachmann is Chief Executive Officer. The Company billed Energy Partners approximately $4.0 million for these services during the fiscal year ended December 31, 2000, on terms that the Company believes are customary in the industry. The Company expects to continue providing field management and other services to Energy Partners, Ltd.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and 10% stockholders to file with the Securities and Exchange Commission reports of ownership and changes in ownership of equity securities of the Company. The Company believes that, during 2000, its directors and executive officers complied with all these filing requirements.

                                PERFORMANCE GRAPH

         The graph and corresponding table below compares the total stockholder return on the Company's Common Stock for the last five years with the total return on the S&P 500 Index and the NASDAQ Stocks (SIC 1380-1389 US Companies) Oil and Gas Field Services for the same period. The information in the graph is based on the assumption of (i) a $100 investment on January 1, 1996 at closing prices on December 31, 1995 and (ii) reinvestment of all dividends.


                              [PERFORMANCE GRAPH]

                                                      Legend


Symbol       CSRP Total Returns Index for:    12/1995     12/1996      12/1997     12/1998      12/1999     12/2000
------       ------------------------------   -------     -------      -------     -------      -------     -------

______[ ]    Superior Energy Services, Inc.    100.0       117.1        395.1       111.0        263.4       448.8

------ *     S&P 500 Stocks                    100.0       123.2        164.4       212.1        256.8       233.9

 ......{ }    NASDAQ Stocks (SIC 1380-1389      100.0       187.9        232.5       102.5        174.2       327.0
             US Companies)
             Oil and Gas Field Services

Notes:

         A.  The lines represent monthly index levels derived from compounded daily returns that include all dividends.

         B.  The indexes are reweighted daily, using the market capitalization on the previous trading day.

         C.  If the monthly interval, based on the fiscal year-end, is not a  trading day, the preceding trading day is used.

         D.  The index level for all series was set to $100.0 on 12/29/1995.

                          RELATIONSHIP WITH INDEPENDENT
                               PUBLIC ACCOUNTANTS

         KPMG LLP was selected by the Board of Directors to serve as the Company's independent public accountants for the fiscal year ended December 31, 2000. A representative of KPMG LLP is expected to attend the Meeting, will have an opportunity to make a statement if he wishes to do so, and will be available to respond to appropriate questions.


                                  OTHER MATTERS

QUORUM AND VOTING OF PROXIES

         The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum. Stockholders voting, or abstaining from voting, by proxy on any issue will be counted as present for purposes of constituting a quorum. If a quorum is present, the election of directors is determined by a plurality vote of the shares present at the Meeting. All other matters shall be decided by a vote of the holders of a majority of the outstanding shares of Common Stock, unless the Certificate of Incorporation or By-laws of the Company, or any express provision of law, require a different vote. If brokers do not receive instructions from beneficial owners as to the granting or withholding of proxies and may not or do not exercise discretionary power to grant a proxy with respect to such shares (a "broker non-vote"), shares not voted as a result will be counted as not present and not cast with respect to the proposals.

         All proxies received by the Company in the form enclosed will be voted as specified and, in the absence of instructions to the contrary, will be voted for the election of the nominees named herein. The Company does not know of any matters to be presented at the Meeting other than those described herein. However, if any other matters properly come before the Meeting, it is the intention of the persons named in the enclosed proxy to vote the shares represented by them in accordance with their best judgment.

STOCKHOLDER NOMINATIONS AND PROPOSALS

         The By-laws of the Company require that eligible stockholders who desire to make a nomination for the election of a director or to bring any other matter before a meeting of the stockholders of the Company must give timely written notice of such intent to the Secretary of the Company. For the 2002 annual meeting of stockholders, such notice must be received by the Secretary, at the address set forth on the first page of this Proxy Statement, no earlier than August 20, 2001 and no later than January 18, 2002.

         Eligible stockholders who wish to present a proposal qualified for inclusion in the proxy materials relating to the 2002 annual meeting of stockholders must forward such proposal to the Secretary of the Company in time to arrive at the Company prior to December 14, 2001. If such a proposal is in compliance with all the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, it will be included in the proxy statement and set forth on the form of proxy for such annual meeting of the stockholders of the Company. It is urged that any such proposals be sent certified mail, return receipt requested.

                                        By Order of the Board of Directors


                                              /s/ CAROLYN PLAISANCE
                                                Carolyn Plaisance
                                                   Secretary
Harvey, Louisiana
April 10, 2001

                                                                     APPENDIX A

                         SUPERIOR ENERGY SERVICES, INC.

                             AUDIT COMMITTEE CHARTER


ORGANIZATION

         The audit committee will be appointed by the board of directors and will be composed of at least three directors. The members of the audit committee will at all times meet the requirements of then applicable rules of the Nasdaq Stock Market governing audit committees. All audit committee members will be independent and financially literate and at least one of them will be financially experienced.

RESPONSIBILITIES

         The primary responsibility of the audit committee will be to assist the board of directors in fulfilling its fiduciary duties to Superior's stockholders with respect to financial matters. In fulfilling this responsibility, the audit committee will have oversight responsibility for Superior's financial statements and its financial reporting process, systems of internal accounting and financial controls and the annual independent audit of its financial statements, as established by Company management and the board of directors.

         In carrying out their duties, the audit committee will:

         o Obtain the full board of directors' approval of this charter and reassess this charter as conditions dictate (at least annually).

         o Review and recommend to the board of directors the independent auditors to be selected to audit Superior's consolidated financial statements and the adequacy of their compensation.

         o On an annual basis, obtain from the independent auditors a written statement delineating all their relationships with the Company and its subsidiaries consistent with generally accepted auditing standards. In addition, the committee will review with the independent auditors the nature and scope of any disclosed relationships or professional services and take, or recommend that the board of directors take, appropriate action to oversee the independence of the auditors.

         o Have a clear understanding with the independent auditors that they are ultimately accountable to the board of directors and the audit committee, as the stockholders' representatives, who have ultimate authority in deciding to engage, evaluate and, if appropriate, terminate their services.

         o Meet with the independent auditors and financial management to review the scope of the proposed audit and timely quarterly reviews for the current year, the procedures to be utilized and at the conclusion thereof review such audit or review, including any comments or recommendations of the independent auditors.

         o Review with the independent auditors and financial management, the adequacy and effectiveness of the accounting and financial controls of the Company, and elicit any recommendations for improvement to internal controls or particular areas where new or more detailed controls or procedures are desirable.

         o Review the quarterly financial statements with financial management and the independent auditors prior to the filing of the Form 10-Q to determine that the independent auditors do not take exception to the disclosure and content of the financial statements, and discuss any of the matters required to be communicated to the committee by the auditors.

         o Review the audited financial statements contained in the Form 10-K and annual report to stockholders with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements. Review with financial management and the independent auditors the results of their analysis of significant financial reporting issues and practices, including changes in, or adoptions of, accounting principles and disclosure practices, and discuss any other matters required to be communicated to the committee by the auditors. Also, obtain assurances from the independent auditors that the audit was conducted in accordance with generally accepted auditing standards and requirements imposed under the federal securities laws.

         o Provide sufficient opportunity for the independent auditors to meet with the members of the audit committee without members of management present to discuss their audit and financial management personnel and resources.

         o Review with the Company's outside counsel any legal matters that may have a material impact on the financial statements.

         o Obtain from the independent auditors assurances that during the course of their audit they did not detect or become aware of information indicating that an illegal act has occurred that they have determined is not clearly inconsequential.

         o    Report the results of the annual audit to the board of directors.

         o Submit the minutes of all meetings of the audit committee to, or discuss the matters discussed at each committee meeting with, the board of directors.

         While the committee has the responsibilities and powers set forth in this charter, it is not contemplated the committee will have full-time staff to independently perform its obligations. The Committee will be entitled to rely upon Company management, the independent auditors and legal counsel to provide them with information, opinions, reports or statements, and will be fully protected in relying in good faith upon the records of the Company and such information, opinions, reports or statements as to matters the committee reasonably believes are within such other persons' professional or expert competence. The committee will not have any duty to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principals. This is the responsibility of management and the independent accountants. It is also not the duty of the committee to conduct investigations, resolve disagreements, if any, between management and the independent auditors or to insure compliance with laws, regulations and Company policies. The audit committee will not be required to take all of the actions or to exercise all of the powers enumerated above, and the audit committee's failure to take any one or more such actions or to exercise any one or more such powers in connection with the good faith exercise of its oversight function will in no way be construed as a breach of its duties or responsibilities to the Company, the board of directors or Superior's stockholders.

MEETINGS

         The audit committee will meet at least four times annually, and more frequently if the committee determines it to be appropriate. To foster open communications, the audit committee may invite other directors or representatives of management, the independent auditors to attend any of its meetings, but reserves the right in its discretion to meet in executive session. The audit committee will have the power to conduct or authorize investigations into any matters within the committee's scope of responsibilities and to employ independent legal counsel, accountants or others to advise it. The audit committee will maintain written minutes of all its meetings and provide a copy of all such minutes to any member of the board of directors.

ANNUAL REPORT

         The audit committee will make an annual report, which will be included in the proxy statement for the annual meeting of stockholders, commencing with the 2001 annual meeting of stockholders. In the report the audit committee will state whether it performed its annual tasks described above.

                                    [FRONT]

                         SUPERIOR ENERGY SERVICES, INC.
                                1105 PETERS ROAD
                             HARVEY, LOUISIANA 70058


                THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF
                  DIRECTORS OF SUPERIOR ENERGY SERVICES, INC.


         The undersigned hereby appoints Terence E. Hall proxy for the undersigned, with full power of substitution, and hereby authorizes him to represent and to vote, as designated below, all shares of common stock of Superior Energy Services, Inc. held of record by the undersigned on April 4, 2001 at the annual meeting of shareholders to be held on May 14, 2001, or any adjournment thereof.



THE BOARD OF DIRECTORS RECOMMENDS A VOTE  FOR THE NOMINEES LISTED BELOW:

         1.       The election of six directors;

                    [ ]  FOR all nominees listed below (except      [ ] WITHHOLD AUTHORITY to
                         as marked to the contrary below)           vote for all nominees listed below

         INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE, STRIKE A
         LINE THROUGH THE NOMINEE'S NAME LISTED BELOW.

                    Terence E. Hall           Justin L. Sullivan         Richard A. Bachmann

                    William E. Macaulay       Ben A. Guill               Robert E. Rose

         2. In his discretion, to transact such other business as may properly come before the meeting and any adjournments thereof.

                                 [REVERSE SIDE]




THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR THE DIRECTOR NOMINEES LISTED ABOVE. THE PROXY HOLDER NAMED ABOVE WILL VOTE IN HIS DISCRETION ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.



                                   Date:                      , 2001
                                        --------------------


                                   -------------------------------------------
                                             Signature of Stockholder



                                   -------------------------------------------
                                      Additional Signature, if held jointly

                                   PLEASE SIGN EXACTLY AS NAME APPEARS HEREON.
                                   WHEN SIGNING AS ATTORNEY, EXECUTOR,
                                   ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE
                                   GIVE FULL TITLE AS SUCH.  IF A CORPORATION,
                                   PLEASE SIGN FULL CORPORATE NAME BY
                                   PRESIDENT OR OTHER AUTHORIZED OFFICER.
                                   IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP
                                   NAME BY AUTHORIZED PERSON.

                                   PLEASE MARK, SIGN, DATE AND RETURN THIS
                                   PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.